Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-189212

Registration No. 333-189212-06

Free Writing Prospectus dated November 5, 2014

$1,165,000,000

CarMax Auto Owner Trust 2014-4

Issuing Entity or Trust

CarMax Business Services, LLC

Sponsor and Servicer

CarMax Auto Funding LLC

Depositor and Seller

The depositor has prepared a preliminary prospectus supplement dated November 5, 2014 and prospectus dated October 30, 2014 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard & Poor’s Ratings Services	Fitch Ratings, Inc.
Class A-1 Notes	A-1+ (sf)	F1+sf
Class A-2 Notes	AAA (sf)	AAAsf
Class A-3 Notes	AAA (sf)	AAAsf
Class A-4 Notes	AAA (sf)	AAAsf
Class B Notes	AA (sf)	AAsf
Class C Notes	A (sf)	Asf
Class D Notes	BBB (sf)	BBBsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes

Credit Suisse	BofA Merrill Lynch	Barclays

Co-Managers of the Class A Notes

MUFG	RBC Capital Markets	Scotiabank	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (800) 221-1037.